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                                                                     Exhibit 5.5

                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]

                               December 10, 1997


Delco Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013


World Wide Automotive, Inc.
Winchester, Virginia 22601

                        Form S-1 Registration Statement
                           Registration No. 33-37703
                           -------------------------

Gentlemen and Ladies:

        We have acted as Virginia counsel to World Wide Automotive Inc., a Virginia corporation ("Guarantor") in connection with the preparation and filing by Delco Remy International, Inc., a Delaware corporation (the "Company"), the Guarantor and other guarantors of the Registration Statement on Form S-1 (Registration No. 33-37703), originally filed on October 10, 1997, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended, and as subsequently amended by amendments thereto filed on October 22, 1997, November 21, 1997, November 26, 1997, December 9, 1997 and an amendment to be filed today (the "Registration Statement"), relating to the proposed issuance of an aggregate of $130,000,000 principal amount of Senior Notes Due 2007 (the "Senior Notes") of the Company to be guaranteed by the Guarantor (the "Guaranty") and by other guarantors. The Senior Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture"), between the Company and United States Trust Company of New York, as Trustee. The Guaranty is contained in Article 10 of the Indenture.
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                               Hunton & Williams

Delco Remy International, Inc.
December 10, 1997
Page 2

     We have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of this opinion. In making our examination we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to all authentic original documents of all documents submitted to us as copies. Based on the foregoing, it is our opinion that the Guarantor has authorized the issuance of the Guaranty and when the Guaranty has been approved, executed, authenticated and delivered in accordance with the terms of the Indenture and when the Senior Notes have been paid for in the manner and at the price set forth in the Registration Statement, the Guaranty will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent, conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principles of equity.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions contemplated hereby. The opinions expressed herein may not be used or relied upon by any other person nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except as provided below.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ Hunton & Williams